CARBO CERAMICS INC.
                           INCENTIVE COMPENSATION PLAN
                           Job Grade Level 4 and Above


 Purpose: The CARBO Ceramics Inc. Incentive Compensation Plan (the "Plan") is being adopted by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") to:

                            1. provide competitive levels of compensation to enable the Company to attract and retain high quality personnel to manage the business, and;

                            2. provide a financial incentive for managers and key employees that can directly influence the results of the business to achieve corporate and individual goals.

 Duration:            The Plan is effective January 1, 2004, and unless earlier
                      terminated or revoked by the Compensation Committee, it will terminate on December 31, 2006.

Participants:         All salaried positions at grade level 4 and above are
                      eligible to participate in the Plan. The President and Chief Executive Officer of the Company shall not be eligible to receive any payments pursuant to this Plan.

Administration:       The form of the Plan will be approved by the Compensation
                      Committee of the Company. Upon approval of the form of the Plan, the Plan will be administered by the Company's
                      President and Chief Executive Officer.

Payments:             Incentive Payment Targets will be established by the
                      President & CEO for each eligible position on an annual basis and shall be submitted to the Compensation Committee for approval each year. Annual Incentive Payment Targets will be determined based on a review of (i) comparable practices at companies with which the Company competes for labor and; (ii) the level of responsibility for achieving corporate objectives of each eligible position as determined by the President & CEO.

                      The President & CEO will also establish and present to the Compensation Committee for review each year a target level of NIBT ("Target NIBT") at which participants will be eligible to receive incentive payments at 100% of target levels.

                      Plan participants' actual incentive payments will be based on an equal weighting of the Incentive Payment Target for both individual performance relative to individual goals and objectives established for each calendar year and the corporation's performance relative to Target NIBT. Actual payments shall be made to plan participants as soon as practical following the completion of the audit of the Company's annual financial statements subject to deferral of certain amounts as described below. In order to be eligible to receive a payment under this plan, a participant must be employed by the company at the close of the calendar year for which the award is being made.

                      Individual Performance Portion

                      The portion of a plan participants' actual incentive payment that is based on his/her individual performance will be determined by the participant's annual performance appraisal rating and will be adjusted according to the following schedule:

                      Performance Appraisal Rating  Incentive Payment Adjustment
                      ----------------------------  ----------------------------
                                  5                  120% of Target Incentive
                                  4                  100% of Target Incentive
                                  3                   80% of Target Incentive
                               below 3              not eligible for incentive

                      Any participant receiving a performance appraisal rating of below 3 will not be eligible for any incentive payment (either individual or corporate performance portion). The portion of the incentive payment that is based on individual performance will be paid regardless of the level of NIBT achieved by the Company.

                      Corporate Performance Portion

                      For plan participants in job grade levels 4 and above, the portion of the Incentive Payment Target attributable to corporate performance will be paid based on the following schedule:

                     -------------------------- ----------------------------
                              % of NIBT           Percent of Target Paid
                     -------------------------- ----------------------------
                                < 70%                       0%
                     -------------------------- ----------------------------
                                 70%                       30%
                     -------------------------- ----------------------------
                                 80%                       60%
                     -------------------------- ----------------------------
                                 90%                       90%
                     -------------------------- ----------------------------
                                100%                       100%
                     -------------------------- ----------------------------
                                110%                       125%
                     -------------------------- ----------------------------
                                120%                       150%
                     -------------------------- ----------------------------
                                130%                       175%
                     -------------------------- ----------------------------
                            140% or above                  200%
                     -------------------------- ----------------------------


Deferral:             For all plan participants at grade level 4 and above, the
                      payment of 50% of any annual incentive award will be deferred and paid in three equal annual installments beginning in the January immediately following the year in which the participant is informed of the award (e.g., 2004 deferred amounts would be announced in January, 2005, and paid in equal installments in January of 2006, 2007 and
                      2008). A plan participant shall forfeit all rights to receive any unpaid portion of deferred amounts if such participant's employment with the Company terminates for any reasons other than normal retirement, death, or permanent disability. In the event of normal retirement, death, or permanent disability, the unpaid portion of any deferred amounts can be either paid out in lump sum or per the terms of the original Plan, at the discretion of the Company.

Revocability:         The Compensation Committee shall have the absolute right
                      to interpret the Plan and to modify or terminate the Plan if there shall be a material change in the nature of the business of the Company, in the ownership or control of the Company, or if the Compensation Committee in its judgment determines that continuation of the Plan would not be in the Company's best interests as a result of a material change in circumstances.
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Example Incentive Payment Calculation:

Incentive Payment Target (as a % of base salary)                                     20%

Individual performance portion (50% of total)

        Performance appraisal rating  -  4
        Incentive payment for individual performance - 100% of Target
         (100% x 50% x 20%)                                                          10%

Corporate performance portion (50% of total) Corporate NIBT as a percent of
        Target NIBT - 100% Incentive payment for individual performance - 100%
        of Target
        (100% x 50% x 20%)                                                           10%

Total incentive payment as a percentage of base salary                               20%

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